UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DELTA PETROLEUM CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On July 12, 2011
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS JULY 12, 2011
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT
PLAN INFORMATION
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PROPOSAL 2 -- AUTHORIZATION FOR AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK
PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 4 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
PROPOSAL 5 -- ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
AVAILABLE INFORMATION

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

May   , 2011

Dear Delta Stockholders:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. MDT on Tuesday, July 12, 2011, at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202.

Business matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Members of management will report on our operations, followed by a period for questions and discussion.

We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy now, even if you plan to attend the meeting.

Thank you for your continued support.

Sincerely,

Carl E. Lakey
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 12, 2011

TO THE STOCKHOLDERS OF DELTA PETROLEUM CORPORATION:

As a stockholder of Delta Petroleum Corporation, a Delaware corporation (“Delta” or the “Company”), you are invited to attend in person, or to be represented by proxy at, the Annual Meeting of Stockholders, to be held at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202, on Tuesday, July 12, 2011, at 10:00 a.m. MDT for the following purposes:

1. To elect Carl E. Lakey, Kevin R. Collins, Jerrie F. Eckelberger, Jean-Michel Fonck, Anthony Mandekic, James J. Murren, Jordan R. Smith, and Daniel J. Taylor to one-year terms on the Board of Directors or until their successors have been duly elected;

2. To consider and vote on a proposal to effect a reverse split of our Common Stock at a ratio of 1-for-10 and a reduction in the number of authorized shares of Common Stock available for issuance from 600,000,000 to 200,000,000 by filing a certificate of amendment to our certificate of incorporation;

3. To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Delta for the fiscal year ending December 31, 2011;

4. To conduct an advisory vote on executive compensation;

5. To conduct an advisory vote on the frequency of an advisory vote on executive compensation; and

6. To transact such other business as may be properly brought before the meeting and any postponements or adjournments thereof.

Stockholders of Delta of record at the close of business on May 15, 2011 are entitled to vote at the meeting and all postponements or adjournments thereof.

One-third of the outstanding shares of Common Stock of Delta must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Delta’s intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she has voted over the Internet or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold.

By Order of the Board of Directors

Carl E. Lakey
President and Chief Executive Officer

Denver, Colorado
May   , 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on July 12, 2011

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at https://materials.proxyvote.com/247907 and www.deltapetro.com/proxy.html.

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JULY 12, 2011

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our “Board” or our “Board of Directors”) of Delta Petroleum Corporation (“us,” “our,” “we,” “Delta” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) to be held on July 12, 2011, at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202, at 10:00 a.m. MDT, and at any postponement or adjournment thereof. Each holder of record at the close of business on May 15, 2011 of shares of our common stock, par value $0.01 per share (“Common Stock”), will be entitled to one vote for each share so held. As of May 15, 2011, there were           shares of Common Stock issued and outstanding.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held of record by such persons.

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet. Stockholders may also request delivery of a full set of materials by mail or email on a one-time or ongoing basis. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online, reducing costs associated with printing and postage and reducing the environmental impact of providing information for our meeting.

We will begin mailing the required notice, called a Notice of Internet Availability of Proxy Materials (the “Notice”), to stockholders on or about May 27, 2011. The proxy materials will be posted on the Internet, at https://materials.proxyvote.com/247907 and on our website at www.deltapetro.com/proxy.html no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice contains important information, including:

• The date, time and location of the Annual Meeting;

• A brief description of the matters to be voted on at the meeting;

•	A list of the proxy materials available for viewing on https://materials.proxyvote.com/247907 and the control number you will use to access the site; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet or, if you have requested a paper copy of these proxy materials, by returning the proxy or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the shares of our Common Stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the Annual Meeting (other than an adjournment or postponement of the Annual Meeting). Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is not present at the Annual Meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the Annual Meeting until a later date and to vote proxies received at such adjourned meeting(s).

Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the Meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. The vote required to approve each proposal is as follows:

Proposal 1.  In the election of directors (Proposal 1), the eight candidates will be elected by a plurality of affirmative votes. Abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2.  The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve the proposal to effect a reverse stock split and reduce the number of authorized shares of Common Stock (Proposal 2). Abstentions and broker non-votes will have the effect of negative votes on Proposal 2.

Proposal 3.  The affirmative vote of a majority of the Common Stock present at the meeting, in person or by proxy, will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011 (Proposal 3). If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm has authority to vote your unvoted shares on Proposal 3. If the broker does not vote your unvoted shares, there will be no effect on the vote because these broker non-votes are not considered to be voting on the matter. Abstentions and broker non-votes will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 4.  The affirmative vote of the majority of the Common Stock present at the meeting, in person or by proxy, will be required to approve the advisory vote on executive compensation (Proposal 4). Abstentions and broker non-votes will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

Proposal 5.  For Proposal 5, the option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors when determining the frequency of future advisory votes on executive compensation (Proposal 5). Abstentions and broker non-votes will not be counted as votes cast or shares voting on Proposal 5 and will have no effect on the vote.

None of the proposals to be voted on at the Annual Meeting gives rise to dissenters’ rights.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Secretary of the

Company at Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or retirement. Our bylaws provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by our Board. Our Board has established the size of the Board at fifteen directors, with four Board seats currently vacant.

Effective at the Annual Meeting, the Board of Directors has determined to reduce the size of the Board to eight directors. Given the sale of assets in 2010 and the corresponding reduction in Delta’s business operations, the Board believes that a smaller number of directors would be more reasonable and reduce the expenses related to the operation of the Board of Directors. Three of Delta’s current directors, Hank Brown, Aleron H. Larson, Jr. and Russell S. Lewis, have each agreed to not stand for re-election at the Annual Meeting in order to facilitate the reduction in the size of the Board of Directors.

Each of the eight nominees consented to be named as a nominee in this Proxy Statement, and we expect that each nominee will be able to serve if elected. If any nominee becomes unavailable or unwilling to accept his nomination for election for any reason, a substitute nominee may be proposed by our Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board otherwise reduces the number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Pursuant to the terms of the Company Stock Purchase Agreement (the “Tracinda Agreement”), dated December 29, 2007, between Delta and Tracinda Corporation (“Tracinda”), Tracinda is entitled, at all times that it beneficially owns not less than ten percent of our outstanding Common Stock, to designate a number of nominees for election to serve on our Board of Directors and each of its Committees that is equal to Tracinda’s pro rata share of stock ownership in our Company multiplied by the number of directors on our Board or Committee, as the case may be, with any fractional number being rounded to the nearest whole number. Effective at the Annual Meeting, Tracinda will be entitled to designate three nominees. The persons designated by Tracinda for nomination for election to the Board are Anthony Mandekic, James J. Murren and Daniel J. Taylor, who are all currently directors.

The Role of the Nominating and Corporate Governance Committee in the Nomination Process

At the Annual Meeting, our stockholders will be asked to elect the eight director nominees for a one-year term expiring on the date of the next annual meeting of stockholders following the 2011 Annual Meeting of Stockholders. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board. All of the director nominees currently are members of our Board; all of the director nominees have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board; and all of the director nominees have consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

In identifying and recommending nominees for positions on our Board, our Nominating and Corporate Governance Committee places emphasis on the following criteria, among others:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	Business or other relevant experience; and

•	The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of the Company.

Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to any particular nominee. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail and suggests individuals to explore in more depth. In the event that we decide to fill a vacancy that exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding, appropriate candidates. We identify potential candidates principally through suggestions from the Company’s directors and senior management. Our President and Board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders.

The Nominating and Corporate Governance Committee determined that: Jordan R. Smith should be nominated because of his experience in the oil and gas business; Mr. Kevin R. Collins because of his business experience and acumen with respect to financial matters; Mr. Carl E. Lakey because of his oil and gas experience and his position as President and Chief Executive Officer of the Company; Mr. Jean-Michel Fonck because of his experience in the oil and gas business; and Mr. Jerrie F. Eckelberger because of his business experience and knowledge of legal matters. It was acknowledged that, although Messrs. Daniel J. Taylor, Anthony Mandekic and James J. Murren are designated as nominees by Tracinda pursuant to its contractual relationship with the Company, each of them is imminently qualified to serve as a Director and brings significant outside business experience to the Board that has proved to be invaluable in the past.

Board Leadership Structure

The Board’s current leadership structure separates the positions of Chairman of the Board and principal executive officer. Daniel Taylor, a designee of Tracinda Corporation, serves as our Chairman of the Board and Carl E. Lakey serves as our President. The Board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by the Company, particularly in view of its financial condition and industry conditions generally, Mr. Taylor’s role on the Board since the consummation of the Tracinda investment in February 2008, and other relevant factors. After considering these factors, the Company determined that separating the positions of Chairman of the Board and principal executive officer is the appropriate leadership structure at this time. The Board, through the Chairman, is currently responsible for the strategic direction of the Company. The President is currently responsible for the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the President, sets the agenda for the Board meetings and presides over meetings of the Board. The Board believes that this structure is appropriate under current circumstances because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Board feels that this structure provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention any material risks to the Company. The Board of Directors has oversight responsibility through its Audit Committee which oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Nominees

The following individuals are nominees to serve on our Board of Directors:

Name	Age	Positions	Period of Service as a Director

Carl E. Lakey	49	President, Chief Executive Officer and Director	August 2010 to Present
Kevin R. Collins	54	Director	March 2005 to Present
Jerrie F. Eckelberger	66	Director	September 1996 to Present
Jean-Michel Fonck	69	Director	May 2009 to Present
Anthony Mandekic	69	Director	May 2009 to Present
James J. Murren	49	Director	February 2008 to Present
Jordan R. Smith	75	Director	October 2004 to Present
Daniel J. Taylor	54	Chairman of the Board	February 2008 to Present

The following is biographical information as to the business experience of each of the nominees for director.

Carl E. Lakey became Chief Executive Officer of the Company effective as of July 6, 2010 and became a Director of the Company on August 4, 2010. Mr. Lakey most recently served as Senior Vice President of Operations for Delta and has been with the Company since 2007. Prior to joining Delta, Mr. Lakey served from 2001 to 2007 in various capacities with El Paso Production Company, most recently as the Manager of Operations and Engineering for its Western Onshore Division. Prior to that, he served in various capacities with Mobil and ExxonMobil from 1985 to 2001. He received a bachelor’s degree in Petroleum Engineering from Colorado School of Mines in 1985.

Kevin R. Collins currently serves as Executive Vice President and Chief Financial Officer of Bear Tracker Energy, a position he has held since July 1, 2010. Prior to his current position, Mr. Collins served as President and Chief Executive Officer of Evergreen Energy, Inc. from September 2006 until his retirement on June 1, 2009. He also served on Evergreen’s Board of Directors until he resigned effective July 1, 2009. Prior to that, he served as Evergreen’s Executive Vice President — Finance and Strategy from September 2005 to September 2006, and acting Chief Financial Officer from November 2005 until March 31, 2006. From 1995 until 2004, Mr. Collins was an executive officer of Evergreen Resources, Inc., serving as Executive Vice President and Chief Financial Officer until Evergreen Resources merged with Pioneer Natural Resources Co. in September 2004. He became a Certified Public Accountant in 1983 after receiving his Bachelor of Science degree in Business Administration and Accounting from the University of Arizona. Mr. Collins has over 13 years of public accounting experience and has also served as Vice President and a board member of the Colorado Oil and Gas Association, President of the Denver Chapter of the Institute of Management Accountants, and a board member and Chairman of the Finance Committee of the Independent Petroleum Association of Mountain States.

Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the Eighteenth Judicial District Attorney’s Office in Colorado. From 1975 to the present, Mr. Eckelberger has been engaged in the private practice of law in the Denver area. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March, 1996, Mr. Eckelberger has engaged in the investment and development of Colorado real estate through several private companies in which he is a principal.

Jean-Michel Fonck is President of Geopartners SAS, a service company for petroleum studies located in France, and is consulting with the firm of JMF-Conseil SARL to various oil companies since 2001. Mr. Fonck was previously employed by TOTAL SA (“TOTAL”), serving in various capacities there from 1968 until 2000. During his tenure at TOTAL, he worked in Paris in mathematical applications to geology and exploration venture appraisals, in Indonesia as chief geologist, in Argentina and Egypt as exploration manager and in Paris again as division manager for Exploration New Ventures and International Exploration Coordination. In 1991, Mr. Fonck became President and CEO of the TOTAL exploration and production branch in Houston, and then returned to Paris in 1994 to serve as Vice President of Exploration and Reservoir Evaluation for the TOTAL group. Mr. Fonck graduated from Ecole des Mines (Nancy) in 1963.

Anthony Mandekic currently serves as the Secretary/Treasurer of Tracinda Corporation and has held such position since Tracinda Corporation’s inception in 1976. Mr. Mandekic also currently serves as Chairman of the Lincy Foundation, a charitable organization founded by Mr. Kerkorian, and has served as its Chief Financial Officer and a Director since 1989. Since May of 2006 he has served as a member of the Board of Directors of MGM Resorts International and as a member of its Executive Committee, Diversity Committee and Compensation Committee. In May of 2007 Mr. Mandekic became Chairman of the MGM Mirage Compensation Committee, and also became a member of the MGM Mirage Corporate Governance and Nominating Committee in 2009. Mr. Mandekic is a graduate of the University of Southern California with a bachelor’s degree in Science-Accounting and is a Certified Public Accountant.

James J. Murren is the Chairman and CEO of MGM Resorts International. He is also a member of the Board of Directors and the Executive Committee of MGM Resorts International. Mr. Murren previously served in the following capacities for MGM Resorts International: President (1999-2008), Chief Operating Officer (2007-2008), Chief Financial Officer (1998-2007), and Treasurer (2001-2007). Prior to his employment at MGM Resorts International, Mr. Murren spent 14 years on Wall Street as a top-ranked equity analyst and was appointed to Director of Research and Managing Director of Deutsche Bank. Mr. Murren received a Bachelor of Arts degree in Art History and Urban Studies from Trinity College in 1983.

Jordan R. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Drilling USA LP located in Houston, Texas, where he is responsible for drilling and development projects in a number of producing basins in the United States. He has served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association. He has also served as a director of Clayton Williams Energy, Inc. from July 2000 to the present. Mr. Smith received Bachelor and Master degrees in Geology from the University of Wyoming in 1956 and 1957, respectively.

Daniel J. Taylor has been an executive of Tracinda Corporation since February 2006 and has served as a Director of MGM Resorts International since March 2007. Mr. Taylor does not have a specific title at Tracinda but his primary responsibilities include assisting with the management of Tracinda’s investments. He was initially employed by Tracinda from May 1991 until July 1997, and has been employed in his current position at Tracinda since February 2006. During the interim period he was employed by Metro-Goldwyn-Mayer Inc., a then public corporation (“MGM”), first as Executive Vice President-Finance, and then as Chief Financial Officer from August 1997 to April 2005, at which time MGM was sold. He then served as President of MGM until January 2006. Mr. Taylor received a Bachelor of Science degree in Business Administration with an emphasis in Accounting from Central Michigan University in 1978. He served as a director of Inforte Corp. until July 2007.

All directors will hold office until the next annual meeting of stockholders.

Required Vote

The eight persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote “FOR” the re-election of each of Carl E. Lakey, Kevin R. Collins, Jerrie F. Eckelberger, Jean-Michel Fonck, Anthony Mandekic, James J. Murren, Jordan R. Smith and Daniel J. Taylor for director to serve on our Board of Directors.

CORPORATE GOVERNANCE

Board Membership and Director Independence

Our Board of Directors has determined that each of Kevin R. Collins, Jerrie F. Eckelberger, Jean-Michel Fonck, Anthony Mandekic, James J. Murren, Jordan R. Smith and Daniel J. Taylor qualifies as an independent director under rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market listing standards, and has concluded that none of these directors has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

During the fiscal year ended December 31, 2010, our Board of Directors met on fourteen occasions, either in person or by telephone conference call, and acted by written consent on one occasion. Each of our current directors attended at least 75% of the aggregate total of meetings of the Board of Directors and committees on which he served during his service term, with the exceptions of Mr. Murren, who attended 57% of the Board meetings, 33% of the meetings of the Compensation Committee and did not attend the only meeting of the Nominating and Corporate Governance Committee; and Mr. Smith, who attended 71% of the Board meetings, 67% of the meetings of the Audit Committee, 67% of the meetings of the Compensation Committee and 100% of the meetings of the Nominating and Corporate Governance Committee.

Directors standing for election are encouraged to attend the Annual Meeting of Stockholders. Of the eleven directors standing for election at the Annual Meeting of Stockholders held on May 25, 2010, two attended the meeting.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The full text of all of the charters of the Board Committees is available on the Company’s website at www.deltapetro.com. The Board has determined that each of the directors who serve on these Committees is “independent” under The NASDAQ Stock Market listing standards. The directors who currently serve on each of these Committees are as follows:

Nominating and
Corporate
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Kevin R. Collins	Chairman	Member	Member
Jerrie F. Eckelberger	Member	Chairman	Member
Russell S. Lewis	Member	Member	Member
Jordan R. Smith	Member	Member	Chairman
James J. Murren	—	Member	Member
Daniel J. Taylor	Member	—	Member
Hank Brown	—	Member	—
Anthony Mandekic	—	Member	—

Audit Committee.  We have a standing Audit Committee established in accordance with applicable SEC and NASDAQ Stock Market rules. The Audit Committee oversees and monitors our independent audit process and assists the Board of Directors in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. A discussion of the role of the Audit Committee is provided under “Report of the Audit Committee.”

The Board has determined that each of Messrs. Lewis and Collins is an “audit committee financial expert” as defined by rules adopted by the SEC.

The Audit Committee met six times in fiscal year 2010.

Compensation Committee.  The Compensation Committee reviews the performance of our executives, sets compensation and compensation-related policies and makes recommendations to the Board of Directors in the area of executive compensation and for all employees, on bonus and equity incentives. The specific nature of the Compensation Committee’s roles and responsibilities as they relate to executive officers is set forth under “Compensation Discussion and Analysis.”

The Compensation Committee met on five occasions either in person or by telephone conference call, and acted by written consent on one occasion in fiscal year 2010.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the persons who shall be nominated for election as directors. The Committee has not established any minimum qualifications for persons to be considered for nomination but will be guided by the following criteria: that the individual (i) be of the highest character and integrity, (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with proper performance of the responsibilities of a director, (iii) possess substantial and significant experience that would be of particular importance to Delta in the performance of the duties of a director, (iv) have sufficient time available to devote to the affairs of Delta, and (v) have a desire to represent the balanced best interests of the stockholders as a whole.

The Nominating and Corporate Governance Committee met one time in fiscal year 2010.

Stockholder Nominations of Directors

Stockholders who wish to recommend a director candidate to serve on the Board of Directors to the Nominating and Corporate Governance Committee should submit a letter addressed to the chairperson of the Nominating and Corporate Governance Committee no later than 120 days prior to the date of the next Annual Meeting of Stockholders. The notice shall contain the following information:

•	The name of the nominating stockholder(s) and the address, phone number and e-mail address at which the nominating stockholder(s) can be contacted.

•	Evidence of the number of shares of Delta’s Common Stock held by the nominating stockholder(s), a statement of how long the nominating stockholder(s) has held those shares, and a statement that the nominating stockholder(s) will continue to hold those shares at least through our next annual meeting of stockholders.

•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.

•	A statement of the candidate’s qualifications and experiences and any other qualities that the nominating stockholder(s) believes that the candidate would bring to the Board.

•	A description of any relationship and all arrangements or understandings, if any, between the nominating stockholder(s) and the candidate and any other person or persons with respect to the candidate’s proposed service on the Board.

•	Information that is relevant to the independence of the recommended candidate (such as affiliated transactions or relationships).

•	Any proceedings adverse to Delta, including legal proceedings, to which the recommended candidate or an associate is a party.

•	Information regarding whether the nominating stockholder(s) or recommended candidate has plans to submit proposals for Delta or seeks to address any personal interest involving Delta.

•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.

•	A written statement, signed by the candidate, agreeing that if he or she is selected by the Committee and the Board, he or she will (i) be a nominee for election to the Board, (ii) provide all information necessary for us to include in our proxy statement under applicable SEC or NASDAQ rules, and (iii) serve as a director if he or she is elected by stockholders.

•	Any additional information that the nominating stockholder(s) believes is relevant to the Committee’s consideration of the candidate.

A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Delta. The Nominating and Corporate Governance Committee will evaluate the independence of directors and potential directors, as well as their business experience, understanding of and experience in the energy industry, personal skills, or specialized skills or experience, relative to those of the then-current directors. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for Board membership. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors, the results of interviews of selected candidates by members of the Committee and the Board, and the totality of the circumstances.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics in November 2003 (amended in October 2004 and January 2007), which applies to all of our executive officers, directors and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.deltapetro.com or by writing to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer of Delta or any of its subsidiaries, and no Delta employee served on the Compensation Committee during the last fiscal year. The Company does not have any interlocking relationships between its executive officers and the compensation committee and the executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interests of its stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with the Company’s written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders. Any director who may be interested in a related party transaction shall recuse himself from any consideration of such related party transaction.

Transactions with Related Persons

During fiscal years 2001 and 2000, Aleron H. Larson, Jr., an officer of the Company at the time, guaranteed certain borrowings which have subsequently been repaid. As consideration for the guarantee of the Company’s indebtedness, Mr. Larson was assigned a 1% overriding royalty interest (“ORRI”) in the properties acquired with the proceeds of the borrowings. Mr. Larson earned approximately $90,000 for his 1% ORRI during the year ended December 31, 2010.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or Committees of the Board should send correspondence to Secretary, Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors or to a specific director or Committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific director or Committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both officers and directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of ownership of Delta securities and reports of changes in ownership of Delta securities with the SEC.

To our knowledge, during the fiscal year ended December 31, 2010, our officers and directors complied with all applicable Section 16(a) filing requirements.

These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding Common Stock as of April 26, 2011.

	Amount and Nature	Percent of
Name and Address	of Beneficial Ownership	Class(1)

Tracinda Corporation(2)	93,797,701	32.9%
150 South Rodeo Drive, Suite 250 Beverly Hills, CA 90212

(1)	We have authorized 600,000,000 shares of $.01 par value Common Stock, of which 286,027,476 shares were issued and outstanding as of April 26, 2011. We also have authorized 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(2)	This disclosure is based on an amendment to Schedule 13D filed with the SEC on April 21, 2011. The Schedule 13D was filed on behalf of Tracinda Corporation and Kirk Kerkorian, both of which reported having sole voting and dispositive power over 93,797,701 shares. Tracinda Corporation is wholly owned by Kirk Kerkorian.

Security Ownership of Management

The following table contains information about the beneficial ownership (unless otherwise indicated) of our Common Stock as of April 26, 2011 by:

•	each of our current directors and nominees for director;

•	each named executive officer; and

•	all current directors and current executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner(1)	Ownership(2)		Class(3)

Carl E. Lakey	1,704,515	(4)	*
Kevin K. Nanke	1,682,796	(5)	*
Stanley F. Freedman	1,162,345	(6)	*
Aleron H. Larson, Jr.	520,491	(7)	*
Daniel J. Taylor	336,432	(8)	*
Russell S. Lewis	294,413	(9)	*
John R. Wallace	250,000	(10)	*
Kevin R. Collins	219,017	(11)	*
Jerrie F. Eckelberger	202,772	(12)	*
Jordan R. Smith	202,772	(13)	*
Hank Brown	181,254	(14)	*
James J. Murren	154,254	(15)	*
Anthony Mandekic	133,527	(16)	*
Jean-Michel Fonck	123,527	(17)	*
All current executive officers and directors as a Group (13 persons)	6,918,115	(18)	2.41%

*	Represents beneficial ownership of less than one percent 1.0% of the outstanding shares of our Common Stock.

(1)	The address of these persons is c/o Delta Petroleum Corporation, 370 17th Street, Suite 4300, Denver, Colorado 80202.

(2)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days of April 26, 2011, we treat the Common Stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. However, we do not consider that Common Stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(3)	We have 600,000,000 shares of $.01 par value Common Stock, of which 286,027,476 shares were issued and outstanding as of April 26, 2011. We also have an authorized capital of 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(4)	Includes 167,780 shares of Common Stock owned directly and 1,286,735 unvested restricted shares owned by Mr. Carl E. Lakey. Also includes options to purchase 250,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 26, 2011.

(5)	Includes 338,662 shares of Common Stock owned directly and 1,119,134 unvested restricted shares owned by Mr. Nanke. Also includes options to purchase 225,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 26, 2011.

(6)	Includes 177,411 shares of Common Stock owned directly and 984,934 unvested restricted shares owned by Mr. Freedman.

(7)	Includes 150,491 shares of Common Stock owned by Mr. Larson directly. Also includes options to purchase 370,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 26, 2011. Also includes 4,500 shares held by his daughter.

(8)	Includes 336,432 shares of Common Stock owned directly by Mr. Taylor.

(9)	Includes 240,413 shares of Common Stock owned directly by Mr. Lewis and options to purchase 54,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 26, 2011.

(10)	Includes 250,000 shares of Common Stock owned directly by Mr. Wallace. Mr. Wallace resigned from all his positions as a director, officer, and employee of Delta on July 6, 2010.

(11)	Includes 219,017 shares of Common Stock owned directly by Mr. Collins.

(12)	Includes 188,772 shares of Common Stock owned directly by Mr. Eckelberger and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 26, 2011.

(13)	Includes 188,772 shares of Common Stock owned directly by Mr. Smith and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 26, 2011.

(14)	Includes 181,254 shares of Common Stock owned directly by Mr. Brown.

(15)	Includes 154,254 shares of Common Stock owned directly by Mr. Murren.

(16)	Includes 133,527 shares of Common Stock owned directly by Mr. Mandekic.

(17)	Includes 123,527 shares of Common Stock owned directly by Mr. Fonck.

(18)	Includes all warrants, options and shares referenced in footnotes (4) through (17) above, except for footnote (10), as if all warrants and options had been exercised and as if all resulting shares were voted as a group.

PLAN INFORMATION

We maintain the following equity-based compensation plans: 2008 New-Hire Equity Incentive Plan and 2009 Performance and Equity Incentive Plan. Our stockholders approved the 2009 Plan, and the 2008 New-Hire Equity Incentive Plan was approved solely by our Board of Directors.

The following table sets forth our equity compensation plans in the aggregate, the number of shares of our Common Stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 31, 2010:

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants	Securities Reflected
	Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,608,000	$7.26	19,826,710
Equity compensation plans not approved by security holders	—	—	472,109

Total	1,608,000		20,298,819

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table below. As more fully described below, the Compensation Committee of the Board of Directors reviews and recommends to the full Board of Directors the total direct compensation programs for our named executive officers. Our chief executive officer also reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy has been to encourage growth in our oil and natural gas reserves and production, encourage growth in cash flow and profitability, and enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the Compensation Committee believes that the compensation of executive officers should reflect the growth and entrepreneurial environment that has characterized our industry in the past, while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to our success.

Based on these objectives, the Compensation Committee has recommended an executive compensation program that includes the following components:

•	a base salary at a level that is competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta and could compete with Delta for executive officer level employees;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work, reserve growth, performance and profitability and that is competitive with that provided by other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta; and

•	long-term incentive compensation in the form of stock-based awards that is competitive with that provided by other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta.

As described below, the Compensation Committee, with the assistance of an outside compensation consultant, periodically reviews data about the compensation of executives in the oil and gas industry. Based on these reviews, we believe that the elements of our executive compensation program have been comparable to those offered by our industry competitors.

Outside Advisor

The Compensation Committee has retained Effective Compensation Incorporated, or ECI, as an outside advisor to review our executive compensation program including base salary, bonus and equity compensation practices and to assist in ongoing development of our executive compensation philosophy. The Compensation Committee developed a group of oil and gas exploration and production companies with certain characteristics similar to Delta and that could potentially compete with Delta for executive officer level employees with which to compare compensation programs. ECI has performed analyses of compensation levels for these peer companies. Most recently, this group of companies has included the following:

Berry Petroleum Company
Bill Barrett Corporation
Forest Oil Corporation
Rosetta Resources, Inc.
Venoco, Inc.

Cimarex Energy Co., SM Energy Company and Whiting Petroleum Corp., which were previously part of the peer group, were removed from the group and Rosetta Resources, Inc. and Venoco, Inc. were added to the group in order to provide a peer group of companies with characteristics more similar to Delta.

Elements of Delta’s Compensation Program

The three principal components of Delta’s compensation program for its executive officers, base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards, are discussed below.

Base Salary.  Base salaries (paid in cash) for our executive officers have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer companies for similar positions. We have reviewed our executives’ base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at companies that have certain characteristics similar to Delta. Base salaries are reviewed annually, and typically are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The Compensation Committee reviews with the chief executive officer his recommendations for base salaries for the named executive officers, other than himself, each year. New base salary amounts have historically been based on an evaluation of individual performance and expected future contributions and a review of survey data provided by ECI to ensure competitive compensation against the external market, including the companies in our industry with which we compete. The Compensation Committee has targeted base salaries for executive officers, including the chief executive officer, to be competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta. We believe this is critical to our ability to attract and retain top level talent.

In July 2009, ECI provided a comprehensive review of our compensation structure, including 2010 compensation. Our executive officer compensation was compared to data from the annual proxies and subsequent disclosures of comparable companies, as well as compensation surveys prepared by ECI. In connection with this review, in November 2009, the Compensation Committee made a recommendation to the Board of Directors that the base salary of each of the named executive officers be increased by 6% effective January 1, 2010. This recommendation was based on the Compensation Committee’s determination that such an increase was fair and necessary for Delta to be competitive with other companies and because there had been no salary increase in 2009 due to the general economic environment and low oil and gas commodity prices. The increases brought the base salaries for our named executive officers to a level that the Compensation Committee, after reviewing the ECI analysis, concluded were generally competitive with those being paid by other oil and natural gas exploration and production companies with certain characteristics similar to Delta.

In November 2010, the Compensation Committee made a recommendation to the Board of Directors that the base salary of each of the named executive officers be increased by 3% effective January 1, 2011. This recommendation was based on the Compensation Committee’s determination that such an increase was fair and necessary for Delta to be competitive with other oil and gas companies with certain characteristics similar to Delta. In March 2011, ECI provided a comprehensive review of our compensation structure in place for 2011. Our executive officer compensation for 2011 was compared to data from the annual proxies and subsequent disclosures of comparable companies, as well as compensation surveys prepared by ECI. Base salaries for our named executive officers were generally compared to comparable positions or comparable pay rank. For 2011, our named executive officers’ base salaries were determined to be generally competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta, except for our chief executive officer’s salary, which was determined to be less than what such peer companies paid their principal executive officers, which the Compensation Committee determined to be appropriate because Mr. Lakey had been recently appointed to the CEO position.

Annual Incentive Compensation.  In prior years, we utilized a performance-based annual incentive plan referred to as the Capital Management System (“CMS”), which was modified in 2009 to include certain CMS components as well other specified performance targets, and referred to as the Annual Bonus Award Plan. The CMS contained objective goals based on the Company’s net present value of the Company’s proved reserve base and adding new proved producing reserves through the drilling of non-proved properties and the acquisition of proved reserves. The Annual Bonus Award Plan was a discretionary bonus plan that gave the Board of Directors full discretion as to whether bonuses were to be paid, and if it was determined bonuses were to be paid, the amounts of such bonuses for named executive officers were 25% tied to fixed metrics and 75% discretionary. The fixed metrics under the Annual Bonus Award Plan consisted of the net present value objective, but changed the new reserve objective to an objective based on the rate of return on all of the Company’s oil and gas wells, regardless of reserve category.

For 2009, the 25% fixed metric portion of the bonus consisted of CMS Goal 1 and CMS Goal 2 which each represented 25% and the remaining 50% consisted of accomplishing specific transactions that increase the value of the Company. As under the CMS, the minimum threshold for CMS Goal 1 was 95% of our reserve base. The minimum threshold for Goal 2 was an overall rate of return of at least 10%. The specific transactions category was subjective and was based on a review of accomplishments during the year. In February 2010, the Compensation Committee determined that the goals for the named executive officers for the portion of bonuses under the fixed matrix category had been met as follows: CMS Goal 1 of 95% — 78%; New CMS Goal 2 — 0%; and specific transactions — 50%. Based on this assessment, the Compensation Committee determined that overall the targets for the named executive officers had been met and recommended that the full 25% portion of their bonuses be paid. In making its recommendations with regard to the discretionary portion of the named executive officers bonuses, the Compensation Committee considered a number of factors including the practices of competing companies, the current commodity price levels, the market price of Delta’s common stock, and the Company’s financial condition.

In 2010, the Company was facing severe capital constraints affecting our business and was involved in a strategic alternative process that made it difficult to set objective goals under the Annual Bonus Award Plan adopted in 2009. Accordingly, at the conclusion of the strategic alternatives process in August 2010, the Board of Directors paid a special bonus to the named executive officers for their extraordinary efforts in connection with such process and the resulting sale of assets. These special bonuses were as follows: Carl Lakey — $250,000; Kevin Nanke — $200,000 and Stanley F. Freedman — $150,000.

In addition, in November 2010 the Compensation Committee recommended that, given the Company’s challenges, the annual incentive bonus awards for 2010 be 100% discretionary and take into account positive and negative factors during 2010. The full target bonus for each of the named executive officers was set at 70% of his base salary.

In April 2011, the Compensation Committee recommended, and the Board of Directors approved, that a total of $1,600,000 be paid for annual bonuses for 2010 to all of Delta’s employees and that each of the named executive officers receive a bonus equal to approximately 58% of his base salary. In making this recommendation, the Compensation Committee evaluated performance of the executive officers for 2010, the amount of the bonuses paid for calendar year 2009 performance to these particular officers, total cash compensation paid to the executive officers, bonuses and total cash compensation paid for the same type of positions by peer and similar companies provided to the Compensation Committee by its compensation consultant, and metrics illustrative of the effect of the performance on the value of Delta. The Compensation Committee also took into consideration the cash bonus payments made in August 2010 upon completion of the strategic alternatives process.

Long Term Incentive Compensation.  We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. In December 2009, our stockholders approved the 2009 Performance and Equity Incentive Plan (the “2009 Plan”). The 2009 Plan is designed to be an omnibus plan allowing Delta to grant a wide range of compensatory awards including stock options, stock appreciation rights, phantom stock, restricted stock, stock bonuses and cash bonuses to persons who contribute, and are expected to contribute, to our success and to create stockholder value, including the named executive officers.

September 2010 Retention Stock Awards

In September 2010, restricted stock awards were made under the 2009 Plan to all of the employees of Delta, including the named executive officers, all of which will vest on July 1, 2011. In its recommendations to the Board of Directors concerning shares granted in September 2010, the Compensation Committee based the recommended number of shares on the market price of Delta’s Common Stock at that time. In recommending the awards to the named executive officers, the Compensation Committee took into account prior year awards of restricted stock, base salaries, bonuses and long term incentive compensation awarded to executive officers by companies with some characteristics similar to Delta.

The number of restricted shares granted to each of the named executive officers in September 2010 was as follows:

	Number of Shares of	Fair Market Value
Named Executive Office	Common Stock Granted	on Date of Grant

Carl E. Lakey, President & CEO	1,000,000	$700,000
Kevin K. Nanke, Treasurer & CFO	800,000	560,000
Stanley F. Freedman, Executive Vice	700,000	490,000
President, General Counsel and Secretary

Performance Share Awards

In February 2007, the named executive officers (other than Mr. Lakey who was not an officer at such time) received performance share grants providing that the shares of restricted Common Stock awarded vest if the market price of Delta stock reaches and maintains certain price levels during the 10-year period following the date of grant (the “Term”). The awards were intended to provide incentive compensation to the named executive officers tied to significant increases in stockholder value. The price thresholds chosen were $40, $50, $60, $75 and $90. The grants provided that if the market price for Delta’s Common Stock reached and remained at these price thresholds for a certain period, then the associated Common Stock award would vest. These awards were based on the principle that stock price increases would reward both the stockholders and the executive officers.

As of March 31, 2009, four of the tranches of performance shares had been forfeited because the vesting conditions had not been met within the required periods. The only shares of Common Stock included in the performance share grants that continued to be outstanding for the named executive officers were those included in the first tranche. The first tranche of restricted Common Stock was to vest in full as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

The numbers of shares held by the named executive officers under the performance shares grants as of December 31, 2010 was as follows:

Number of Shares
Named Executive Officer	of Common Stock

Kevin K. Nanke	40,000
Stanley F. Freedman	40,000

In April 2011, Messrs. Nanke and Freedman offered to forfeit their remaining performance shares, and Delta’s Board of Directors accepted that offer.

Change in Control and Severance.  We have employment agreements with each of our executive officers pursuant to which the officer will receive benefits if his employment is terminated (other than for misconduct) due to death, disability, and certain employment terminations following a change in control. The details and amount of such benefits are described in “Employment Agreements” and “Change in Control Agreements” below.

Other Benefits.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. Effective January 1, 2010, Delta agreed to make a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 6% of the employee’s compensation.

All fulltime employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Accounting and Tax Considerations

Our restricted stock award policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123(R), which we adopted on July 1, 2005.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in income. Delta has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Jerrie F. Eckelberger (Chairman)
Hank Brown
Russell S. Lewis
Anthony Mandekic
James J. Murren
Kevin R. Collins
Jordan R. Smith

EXECUTIVE COMPENSATION

Executive Officers of Delta

Our executive officers and their respective ages are as follows:

Name	Age	Positions	Period of Service

Carl E. Lakey	49	President, Chief Executive Officer and Director	July 2010 to Present
Kevin K. Nanke	46	Treasurer and Chief Financial Officer	December 1999 to Present
Stanley F. Freedman	62	Executive Vice President, General Counsel and Secretary	January 2006 to Present

The following is biographical information as to the business experience of each of our current executive officers.

Carl E. Lakey, President, Chief Executive Officer and Director, joined Delta in April 2007 as Senior Vice President of Operations prior to spending six years managing operations for El Paso’s Western Onshore Division and sixteen years at ExxonMobil in various operational and technical positions. He received a Bachelor of Science degree in Petroleum Engineering from Colorado School of Mines in 1985.

Kevin K. Nanke, Treasurer and Chief Financial Officer, joined Delta in April 1995 as our Controller and has served as the Treasurer and Chief Financial Officer of Delta and Amber Resources since 1999. Since April 1, 2005 he has also served as Chief Financial Officer, Treasurer and Director of DHS. Since 1989, he has been involved in public and private accounting with the oil and gas industry. Mr. Nanke received a Bachelor of Arts degree in Accounting from the University of Northern Iowa in 1989. Prior to working with Delta, he was employed by KPMG LLP. He is a member of the Colorado Society of CPA’s and the Council of Petroleum Accounting Society.

Stanley F. (“Ted”) Freedman has served as Executive Vice President, General Counsel and Secretary since January 1, 2006 and has also served in those same capacities for DHS since that same date. He also serves as Executive Vice President and Secretary of Amber Resources and formerly as a director of Direct Petroleum Exploration, Inc., a privately-held oil and gas company with projects in Morocco, Bulgaria, Russia and southeastern Colorado. He graduated from the University of Wyoming with a Bachelor of Arts degree in 1970 and a Juris Doctor degree in 1975. From 1975 to 1978, Mr. Freedman was a staff attorney with the United States Securities and Exchange Commission. From 1978 to December 31, 2005, he was engaged in the private practice of law, and was a shareholder and director of the law firm of Krys Boyle, P.C. in Denver, Colorado.

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, our one other executive officer, and our former chief executive officer who served during fiscal year 2010 (collectively, the “named executive officers”), for fiscal years 2008, 2009 and 2010:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Carl E. Lakey,	2010	$338,585	$—	$700,000	$—	$480,500	$19,768	$1,538,853
President and Chief
Executive Officer*
Kevin K. Nanke,	2010	328,600	—	560,000	—	395,000	25,339	1,308,939
Treasurer and Chief	2009	297,083	—	793,637	—	169,900	25,939	1,286,559
Financial Officer	2008	310,000	—	1,276,558	—	13,563	74,293	1,674,414
Stanley F. Freedman,	2010	293,750	—	490,000	—	323,500	21,259	1,128,509
Executive Vice President,	2009	263,542	—	703,930	—	141,800	21,859	1,131,131
General Counsel and Secretary	2008	275,000	—	1,448,594	—	12,031	69,325	1,804,950
John R. Wallace,	2010	216,417	—	—	—	—	1,610,847	1,827,264
Former President and	2009	335,417	—	895,987	—	180,500	24,307	1,436,211
Chief Operating Officer**	2008	350,000	—	2,027,847	—	15,313	69,555	2,462,715

*	Mr. Lakey became President and Chief Executive Officer on July 6, 2010.

**	Mr. Wallace resigned as President and Chief Operating Officer on July 6, 2010.

(1)	These amounts shown represent the aggregate grant date fair value for stock awards and option awards granted to the named executive officers computed in accordance with FASC ASC Topic 718.

(2)	The amounts reflect the cash bonus awards to the named executive officers, discussed above under the heading “Elements of Delta’s Compensation Program” under the caption “Annual Incentive Compensation.” Awards under the Company’s bonus plans were accrued and earned in the year represented and paid in the following year.

(3)	Amounts in the “All Other Compensation” column consist of the following payments we paid to or on behalf of the named executive officers:

		Company		Auto		Severance
		Contributions to	Auto	Maintenance	Health	Agreement
		Retirement Plans	Allowance	and Insurance	Club	Payments	Total
Name	Year	($)	($)	($)	($)	($)	($)

Carl E. Lakey*	2010	$5,961	$9,000	$4,807	$—	$—	$19,768
	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—
Kevin K. Nanke	2010	—	18,000	4,939	2,400	—	25,339
	2009	—	18,000	5,539	2,400	—	25,939
	2008	47,000	18,000	6,893	2,400	—	74,293
Stanley F. Freedman	2010	—	18,000	3,259	—	—	21,259
	2009	—	18,000	3,859	—	—	21,859
	2008	47,000	18,000	4,325	—	—	69,325
John R. Wallace**	2010	—	9,000	1,847	—	1,600,000 (1)	1,610,847
	2009	—	18,000	6,307	—	—	24,307
	2008	47,000	18,000	4,555	—	—	69,555

*	Mr. Lakey became President and Chief Executive Officer on July 6, 2010.

**	Mr. Wallace resigned as President and Chief Operating Officer on July 6, 2010.

(1)	Amounts paid to Mr. Wallace under his severance agreement. See details below under “Severance Agreement”.

Grants of Plan-Based Awards

The following table provides additional information about restricted stock awards and equity and non-equity incentive plan awards granted to our named executive officers during fiscal 2010.

					Option	Stock	Grant Date
					Awards	Awards	Fair
					Number of	Number of	Value of
	Grant Date	Estimated Future Payouts Under			Shares of	Shares of	Stock and
	or	Non-Equity Incentive Plan Awards(1)			Stock or	Stock or	Option
	Performance	Threshold	Target	Max	Units	Units	Awards
Name	Period	($)	($)	($)	(#)	(#)	($)(4)

Carl E. Lakey,	01/01/10-	$68,250	$273,000	$546,000	—	—	$—
President and Chief	12/31/10	—	—	—	250,000 (2)	—	109,206
Executive Officer*	07/06/10	—	—	—	—	1,000,000 (3)	700,000
	09/16/10
Kevin K. Nanke,	01/01/10-	59,000	236,000	472,000	—	—	—
Treasurer and Chief	12/31/10	—	—	—	—	800,000 (3)	560,000
Financial Officer	09/16/10
Stanley F. Freedman,	01/01/10-	52,550	210,200	420,400	—	—	—
Executive Vice President,	12/31/10	—	—	—	—	700,000 (3)	490,000
General Counsel and	09/16/10
Secretary
John R. Wallace,	01/01/10-	61,250	245,000	490,000	—	—	—
Former President and Chief	12/31/10
Operating Officer**

*	Mr. Lakey became President and Chief Executive Officer on July 6, 2010.

**	Mr. Wallace resigned as President and Chief Operating Officer on July 6, 2010.

(1)	For 2010, Non-Equity Incentive Plan Awards were determined at the full discretion of the Company, with a threshold, target and maximum bonus potential set forth above. In April 2011, the 2010 bonuses were paid as described above in “Compensation Discussion and Analysis”.

(2)	Options were granted pursuant to the 2009 Plan and vested upon issuance on July 6, 2010. Options are exercisable for ten years from the date of issuance, subject to continuing employment or service with the Company as defined in the 2009 Plan, and certain other conditions.

(3)	Shares of restricted stock that vest in full on July 1, 2011.

(4)	The grant date fair value of option and stock awards were computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
							Equity	Awards:
							Incentive	Market
							Plan	or Payout
						Market	Awards:	Value of
						Value of	Number	Unearned
						Shares or	of Unearned	Shares,
	Number of	Number of			Number of	Units of	Shares,	Units or
	Securities	Securities			Shares or	Stock	Units or Other	Other
	Underlying	Underlying			Units of	that	Rights	Rights
	Unexercised	Unexercised	Option		Stock that	have	that have	that
	Options	Options	Exercise	Option	have not	not	Not	have
	(#)	(#)	Price	Expiration	Vested	Vested(6)	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Carl E. Lakey,	250,000	—	0.79	07/06/20	1,301,734 (1)	989,318	—	—
President and Chief
Executive Officer*
Kevin K. Nanke,	55,000	—	3.29	01/09/11	1,119,134 (2)	880,942	40,000 (3)	1,600,000
Treasurer and Chief	137,500	—	5.29	08/26/13
Financial Officer	87,500	—	15.34	12/21/14
Stanley F. Freedman,	—	—	—	—	984,934 (4)	778,950	40,000 (5)	1,600,000
Executive Vice
President, General
Counsel and Secretary
John R. Wallace,	200,000	—	5.44	12/03/13	—	—	—	—
Former President and	87,500	—	15.34	12/21/14
Chief Operating Officer**

*	Mr. Lakey became President and Chief Executive Officer on July 6, 2010.

**	Mr. Wallace resigned as President and Chief Operating Officer on July 6, 2010.

(1)	The vesting dates for Mr. Lakey’s unvested restricted stock awards at fiscal year-end are as follows: 15,000 shares vest on 4/23/11, 1,138,868 shares vest on 7/1/11, 15,000 shares vest on 4/23/12 and 132,866 shares vest on 7/1/12.

(2)	The vesting dates for Mr. Nanke’s unvested restricted stock awards at fiscal year-end are as follows: 967,900 shares vest on 7/1/11 and 151,234 shares vest on 7/1/12.

(3)	The first and only remaining tranche of Mr. Nanke’s equity incentive plan awards consisting of 40,000 shares vests as of the date that the average daily closing price of our common stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00. On April 20, 2011, these shares were voluntarily forfeited by Mr. Nanke.

(4)	The vesting dates for Mr. Freedman’s unvested restricted stock awards are as follows: 850,800 shares vest on 7/1/11 and 134,134 shares on 7/1/12.

(5)	The first and only remaining tranche of Mr. Freedman’s equity incentive plan awards consisting of 40,000 shares vests as of the date that the average daily closing price of our common stock on NASDAQ is traded equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00. On April 20, 2011, these shares were voluntarily forfeited by Mr. Freedman.

(6)	Based on the closing price of our common stock on December 31, 2010 of $0.76 per share.

Option Exercises and Stock Vested

The following table provides information about the value realized by the named executive officers for option award exercises and stock award vesting during fiscal 2010.

			Stock Awards
	Option Awards		Number of Shares	Value
	Number of Shares	Value Realized	Acquired	Realized
	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Carl E. Lakey*	—	$—	224,619	$195,888
Kevin K. Nanke	—	—	261,839	214,708
Stanley F. Freedman	—	—	234,133	191,989
John R. Wallace**	—	—	238,768	195,790

*	Mr. Lakey became President and Chief Executive Officer on July 6, 2010.

**	Mr. Wallace resigned as President and Chief Operating Officer on July 6, 2010.

Employment Agreements

Carl Lakey.  On July 15, 2010, we entered into an Amended and Restated Employment Agreement with Carl Lakey, who was appointed as the Company’s Chief Executive Officer on July 6, 2010. The Amended and Restated Employment Agreement amended Mr. Lakey’s previous employment agreement dated as of October 1, 2009. The initial term of Mr. Lakey’s amended agreement was through December 31, 2010, and such term automatically extends for additional one year terms thereafter unless notice of termination is given by either party at least sixty days prior to the end of the then-applicable term. The base annual salary for Mr. Lakey provided for in the amended agreement is $390,000. Mr. Lakey is also entitled to a bonus based on a percentage of his base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee.

In the event Mr. Lakey’s employment is terminated other than for “cause” or if he resigns for “good reason” (both as defined in the agreement), then Mr. Lakey will be entitled to receive a payment equal to two times the sum of his annual base salary and his average annual bonus. In the event that Mr. Lakey’s agreement is not renewed at the end of any term, then at the time that his employment is terminated Mr. Lakey will receive the same severance payment as stated above, reduced proportionately by the number of months that Mr. Lakey continues to be employed by the Company after expiration of the applicable term. The agreement also includes non-solicitation and non-competition obligations on the part of Mr. Lakey that survive for one year following the date of termination.

Kevin K. Nanke.  On May 5, 2005, we entered into an employment agreement with Kevin K. Nanke, our Chief Financial Officer. The initial term of employment under Mr. Nanke’s employment agreement was through December 31, 2006, and the term automatically extends for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The current term expires on December 31, 2011. The base annual salary payable under the employment agreement for Mr. Nanke is currently $337,145. Mr. Nanke is entitled to receive bonuses based on a percentage of his base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee.

In the event the employment of Mr. Nanke is terminated other than for cause or if he resigns for “good reason” (both as defined in the agreement), then he will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three fiscal years preceding the fiscal year in which the termination occurs, but not less than the greater of Mr. Nanke’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that his employment agreement is not renewed and he is terminated within 24 months following the last day of employment under the expired employment agreement, at the time that his employment is terminated Mr. Nanke will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The employment agreement also includes non-solicitation and non-competition obligations on the part of Mr. Nanke that survive for one year following the date of termination.

Stanley F. Freedman.  On January 11, 2006, we entered into an employment agreement with Stanley F. Freedman, who became Executive Vice President, General Counsel and Secretary of Delta on January 3, 2006. The initial term of employment under Mr. Freedman’s employment agreement was through December 31, 2006, and the term automatically extends for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The current term expires on December 31, 2011. The base annual salary payable under the employment agreement for Mr. Freedman is currently $300,245. He also received 40,000 shares of restricted Common Stock pursuant to the terms of his employment agreement that vested three years after the date of grant. Mr. Freedman is entitled to receive bonuses based on a percentage of his base salary, as determined by the Compensation Committee of the Board of Directors, upon satisfaction of performance criteria established by the Compensation Committee.

In the event the employment of Mr. Freedman is terminated other than for cause (as defined in the Employment Agreement) or if he resigns for “good reason” (as defined in the Employment Agreement), then he will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the termination occurs, but not less than the greater of his (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that his Employment Agreement is not renewed and he is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated he will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreement also includes non-solicitation and non-competition obligations on the part of Mr. Freedman that survive for one year following the date of termination.

Change in Control Agreements

On April 30, 2007, we entered into Change in Control Executive Severance Agreements (“CIC Agreements”) with Messrs. Nanke and Freedman, and on October 1, 2009, we entered into a CIC Agreement with Mr. Lakey, which provide that, following a change in control of the Company as defined in the CIC Agreements and the termination of employment of the executive officer during the period beginning 6 months prior to and ending 24 months after the change in control, the executive officer would not receive a payment under the Employment Agreement. Instead, he would receive a payment equal to three times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the change in control occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the change in control occurs, in addition to the continuation of certain benefits including medical insurance and other benefits provided to the executive officer for a period of three years. The CIC Agreements also include non-solicitation and non-competition obligations on the part of the executive officer that survive for one year following the date of termination. The CIC Agreements also provide that if a payment under the CIC Agreements would be subject to excise tax payments, the executive officer will receive a gross-up payment equal to such excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all taxes, including any interest, penalties or income tax imposed on the gross-up payment.

The CIC Agreements define a change in control as the occurrence of any of the following: (1) any Person becomes a beneficial owner of 35% or more of Delta’s voting securities, except as the result of any acquisition of voting securities by Delta or any acquisition of voting securities of Delta directly from Delta (as authorized by the Board); (2) the persons who constitute the incumbent Board cease for any reason to constitute at least a majority of the Board unless such change was approved by at least two-thirds (2/3) of the incumbent Board; (3) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Delta unless the persons who beneficially own the voting securities of Delta immediately before that transaction beneficially own, immediately after the transaction, at least 70% of the voting securities of Delta or any other corporation or other entity resulting from or surviving the transaction; or (4) Delta’s stockholders approve a complete liquidation or dissolution of Delta or a sale of substantially all of its assets.

Amendments to Employment Agreements and Change in Control Agreements

On December 29, 2010, Delta entered into amendments (the “Amendments”) to the employment agreements and CIC agreements with Carl E. Lakey, Kevin K. Nanke and Stanley F. Freedman. These Amendments are intended to bring the CIC agreements and the employment agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related guidance issued by the Internal Revenue Service. The Amendments revise the timing of payments to be made upon a separation from service and the timing and amount of payments to be made if a gross-up is due to the executive due to the effect of Code Sections 280G and 4999, amend the provisions related to the six-month waiting period required under Code Section 409 with respect to payments to certain specified key employees upon a separation from service, and make other technical revisions in conformance with Code Section 409A. In addition, certain provisions were amended to ensure that payments under the CIC and employment agreements would not be duplicated.

Severance Agreement

On October 19, 2010, Delta entered into a Severance Agreement with John R. Wallace, Delta’s former President and Chief Operating Officer. Mr. Wallace resigned from all of his positions as a director, officer and employee of Delta and any of its subsidiaries as of the close of business on July 6, 2010. In consideration for Mr. Wallace’s resignation and his agreement to (a) relinquish certain rights under his employment agreement, his change-in-control agreement, certain stock agreements, and any and all rights he may have had to any other salary, bonus or other compensation, and (b) make himself reasonably available to answer questions and assist in transitional matters, Delta paid Mr. Wallace $1,600,000 in cash and agreed to maintain continued group health plan coverage under COBRA for Mr. Wallace. The Severance Agreement also contains mutual releases and non-disparagement provisions, as well as other customary terms.

Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits upon termination (i) for cause, and (ii) other than for cause or death, disability or retirement, within and not within the period beginning six months prior to and ending 24 months following a change in control (“Measurement Period”) of Delta under the respective CIC Agreement for each named executive officer. The amounts payable assume termination of employment on December 31, 2010.

Not Within the Measurement
		Within the Measurement Period					Period
		Acceleration					Acceleration
		of Options		Excise			of Options		Excise
	Severance	& Stock		Tax &		Severance	& Stock		Tax &
	& Bonus	Awards	Benefits	Gross-Ups	Total	& Bonus	Awards	Benefits	Gross-Ups	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Carl E. Lakey
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,989,000	989,318	141,487	850,202	3,970,007	1,427,500	989,318	94,325	850,202	3,361,345
Kevin K. Nanke
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,719,440	880,942	141,226	—	2,741,607	1,239,190	880,942	94,151	—	2,214,283
Stanley F. Freedman
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,531,250	778,950	144,727	671,413	3,129,339	1,065,790	778,950	96,485	671,413	2,612,638

*	“Cause” is defined in the CIC Agreement, and “Not For Cause” means resignation by the executive for Good Reason (as defined in the CIC Agreement) or termination of the executive by the Company without Cause.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2010:

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Hank Brown	$52,500	$49,920	$102,420
Kevin R. Collins	60,000	84,920	144,920
Jerrie F. Eckelberger	60,000	49,920	109,920
Jean-Michel Fonck	50,000	29,952	79,952
Aleron H. Larson Jr.	50,000	49,920	99,920
Russell S. Lewis	52,500	49,920	102,420
Anthony Mandekic	52,500	29,952	82,452
James J. Murren	52,500	49,920	102,420
Jordan R. Smith	55,000	49,920	104,920
Daniel J. Taylor	52,500	90,665	143,165

(1)	On the first business day of 2010 each of the non-employee directors except for Messrs. Mandekic and Fonck (but including Mr. Taylor) received a grant of 48,000 shares of common stock, and each of Messrs. Mandekic and Fonck received a grant of 28,800 shares of common stock as equity compensation for their services as directors during 2010. Mr. Taylor also received a grant of 39,178 shares of common stock on the first business day of 2010 as equity compensation for his services as Board Chairman during 2010. On September 16, 2010, Mr. Collins also received 50,000 shares of common stock for his role as chairman of the special committee overseeing the strategic alternatives process which resulted in the July 2010 sale of oil and gas properties. The fair value of such Common Stock was computed based on the closing price on the date the award vests.

Annual Retainers

In 2010, each non-employee director of the Company received an annual retainer of $50,000. For 2011, the annual retainer has been set to remain at $50,000, and it is anticipated that it will be paid in cash on a monthly basis.

Each Board Committee chair also receives an additional retainer each year in the following amounts: chair of the Audit Committee and chair of the Compensation Committee, $10,000; and chair of the Nominating and Corporate Governance Committee, $5,000. In addition, each non-employee director who is not a chairman but serves on one or more Committees of the Board receives an annual retainer of $2,500. The additional retainer amounts are also paid to the directors in cash in equal monthly installments. The Company reimburses the directors for costs incurred by them in traveling to Board and Committee meetings.

Stock Grants

In addition, at the discretion of the Board of Directors, each non-employee director is eligible to receive an annual grant of shares of Common Stock. For 2011, each non-employee Director is entitled to receive 75,000 shares and, in addition, the non-executive Chairman of the Board is entitled to receive 90,000 shares for services rendered in 2011. The shares are to be issued on the first business day of 2012 and pro-rated in the event of the earlier termination of any Director to such date and issued within ten days thereof. All such Common Stock is granted pursuant to the Company’s 2009 Performance and Equity Incentive Plan. Each grant of Common Stock is fully vested upon grant.

Indemnification of Directors

Pursuant to the Company’s certificate of incorporation, the Company provides indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law and provides certain indemnification to its executive officers under their employment agreements. The Company believes that this indemnification is necessary to attract and retain qualified directors and officers.

Narrative Disclosure of Compensation Policies and Practices as they Relate to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not named executive officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary. The Compensation Committee and the Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

PROPOSAL 2 — AUTHORIZATION FOR AMENDMENT OF OUR CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE
THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

Overview

Our Board of Directors has unanimously approved a proposal to enable us to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our Common Stock at an exchange ratio of 1-for-10. You are now being asked to vote upon an amendment to our certificate of incorporation to effect this reverse stock split. Therefore, a vote “FOR” Proposal 2 will constitute approval of an amendment to our certificate of incorporation providing for the combination of ten shares into one share of Common Stock.

If Proposal 2 is approved, the Board will have the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect the reverse stock split, at any time it believes to be most advantageous to the Company and its stockholders. This proposal would give the Board the authority to implement one, but not more than one, reverse stock split. A reverse stock split would be effected by the filing of the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware. The Board will retain the authority not to effect the amendment to the certificate of incorporation even if we receive stockholder approval. Thus, subject to stockholder approval, the Board may, at its discretion, file the amendment to effect a reverse stock split or abandon it and effect no reverse stock split if it determines that such action is not in the best interests of the Company and its stockholders. If the amendment to the certificate of incorporation is not filed with the Secretary of State of the State of Delaware prior to the Company’s 2012 Annual Meeting of Stockholders, the reverse stock split will be deemed abandoned, without any further effect.

The Board’s decision as to whether and when to effect the reverse stock split will be based, in part, on prevailing market conditions, existing and expected trading prices for our common stock, and the Company’s compliance with the minimum bid price continued listing requirements of The NASDAQ Capital Market.

Under our current certificate of incorporation, we are authorized to issue up to 600,000,000 shares of Common Stock. As of May 15, 2011, there were           shares of our Common Stock outstanding and           shares reserved for future issuance upon conversion or exercise of options, warrants and other securities that are exercisable or convertible into our Common Stock. If the Board implements the reverse stock split, the number of shares of Common Stock outstanding, and the number of shares of Common Stock underlying such convertible securities, will be reduced to one tenth of the current numbers. The Board believes that if the reverse stock split were implemented, 600,000,000 shares would be an excessive number of shares to be authorized for issuance without stockholder approval. Consequently, if the reverse split is implemented, the proposed amendment to our certificate of incorporation would simultaneously reduce the authorized shares of Common Stock we could issue to 200,000,000 shares, as described in more detail below.

The text of the proposed amendment to our certificate of incorporation is attached to this Proxy Statement as Appendix A. By approving this amendment, stockholders will enable us to make amendments to our certificate of incorporation pursuant to which ten outstanding shares would be combined into one share of our Common Stock. The Board may also elect to file no amendment to our certificate and to effect no reverse split.

If Proposal 2 is approved by the stockholders and following such approval the Board determines that effecting a reverse stock split is in the best interests of us and our stockholders, the reverse stock split will become effective upon filing an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding Common Stock immediately following the reverse stock split as that stockholder held immediately before the reverse stock split. The par value of our Common Stock would remain unchanged at $0.01 per share.

Reasons for the Reverse Split

The Board believes that a reverse stock split may be desirable for a number of reasons. Foremost, a reverse stock split may help maintain the Company’s listing on The NASDAQ Capital Market®.

On August 9, 2010, we received a notification from NASDAQ stating that the minimum bid price of our Common Stock had been below $1.00 per share for 30 consecutive business days and that we therefore were not in compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). In response to such notice, we filed an application to transfer the listing of our Common Stock from The NASDAQ Global Market® to The NASDAQ Capital Market®.

On January 31, 2011, we announced that NASDAQ had approved our application to transfer our stock listing from The NASDAQ Global Market® to The NASDAQ Capital Market®. The transfer was effective at the opening of the market on February 1, 2011. In connection with the transfer to The NASDAQ Capital Market®, and in accordance with NASDAQ Listing Rule 5810(c)(3)(A), we were granted an additional grace period by NASDAQ until August 8, 2011 to regain compliance with the Minimum Bid Price Rule, which would occur if our Common Stock closed at or above $1.00 for 10 consecutive trading days. If compliance is not regained within the additional grace period, NASDAQ would notify us of its determination to delist our Common Stock, which decision may be appealed to a NASDAQ Listing Qualifications Panel.

If we do not satisfy NASDAQ’s continued listing requirements, including the requirement to maintain a closing bid price of $1.00 per share, our Common Stock may be delisted from NASDAQ. The delisting of our Common Stock may result in the trading of our Common Stock on the over-the-counter markets such as the OTC Bulletin Board (OTCBB) or the Pink OTC Markets Inc. A delisting of our Common Stock from NASDAQ could materially reduce the liquidity of our Common Stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transactions and reductions in securities analysts and media coverage. This may reduce the demand for our Common Stock and significantly destabilize the price of our Common Stock. In addition, a delisting could materially adversely affect our ability to raise additional capital.

The Board expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock so that we are able to maintain compliance with the Minimum Bid Price Rule. We believe that the approval of this proposal would significantly reduce our risk of not meeting this continued listing standard in the future. However, the effect of a reverse split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our Common Stock after the reverse split will not rise in exact proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per share post-reverse split will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our Common Stock is based also on other factors that are unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per share post-reverse split of our Common Stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented, will result in the market price of our Common Stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement. In addition, we believe that if our Common Stock maintains a closing bid price of $1.00 per share as required by NASDAQ rules, we will meet all continued listing requirements.

The increased market price of our Common Stock expected as a result of implementing a reverse stock split may improve the marketability and liquidity of our Common Stock and engender interest and trading in our

Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Certain Risks Associated With the Reverse Stock Split

While our Board believes that our Common Stock would trade at higher prices after the consummation of a reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed ten times the market price of the Common Stock prior to the reverse stock split. In some cases, the total market value of a company following a reverse stock split is lower, and may be substantially lower, than the total market value before the reverse stock split. In addition, the fewer number of shares that will be available to trade could possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. We cannot provide any assurance that our Common Stock will meet the NASDAQ Capital Market continued listing requirements following the reverse stock split. The market price of our Common Stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding.

In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock.

Effects of the Reverse Stock Split

After the effective date, if any, of the proposed reverse stock split, each stockholder will own a reduced number of shares of our Common Stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not reduce any stockholder’s percentage ownership interest in us, except for minor adjustments that may result from any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be reduced by the proposed reverse stock split (other than stockholders that receive cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold at least 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split provided the stockholder does not own any fractional shares. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest).

Although the proposed reverse stock split will not reduce the rights of stockholders or any stockholder’s proportionate equity interest in us (subject to the treatment of fractional shares), it will reduce the total number of shares of Common Stock outstanding and, if Proposal 2 is approved, the number of authorized shares of Common Stock will also be reduced. The number of authorized shares of Common Stock will be reduced from 600 million to 200 million.

The proposed reverse stock split will reduce the number of shares of Common Stock available for issuance under our Employee Stock Purchase Plan and the Stock Incentive Plan in place at the effective time of the reverse stock split in proportion to the 1-for-10 exchange ratio. We also have outstanding stock options and warrants to purchase shares of our Common Stock. Under the terms of those outstanding stock options and warrants, the proposed reverse stock split will reduce the number of shares of Common Stock issuable upon exercise of such options and warrants in proportion to the 1-for-10 exchange ratio of the reverse stock split and will increase proportionately the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

Because the number of issued and outstanding shares of Common Stock will decrease as a result of the reverse stock split, the proposed amendments to our certificate of incorporation would decrease the number of authorized but unissued shares of Common Stock. The reduction to 200 million shares is not proportionate to the ratio of the reverse stock split. Specifically, the authorized common stock would be reduced to a third of the amount currently authorized, while the shares outstanding would be reduced to a tenth of the current number. This means that, as a proportionate matter, additional shares of authorized Common Stock would be available for issuance at the discretion of our Board of Directors from time to time for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock.

The following table illustrates the approximate effect that a reverse stock split and reduction in authorized shares would have had on our Common Stock as of May 15, 2011:

	Prior to the	After the
	Reverse	Reverse
	Stock Split	Stock Split

Issued and Outstanding
Reserved for Issuance
Treasury Shares	33,000	3,300
Total Authorized Shares	600,000,000	200,000,000
Shares Available for Issuance
Shares Available for Issuance as a % of Total Authorized	%	%

The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act. If the proposed reverse stock split is implemented, our Common Stock will continue to be reported on The NASDAQ Capital Market® under the symbol “DPTR” (although NASDAQ will add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Effective Date

The proposed reverse stock split and reduction in our authorized Common Stock would become effective as of 5:00 p.m. Eastern time on the date on which a certificate of amendment to our certificate of incorporation is filed with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board.

Payment for Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, Corporate Stock Transfer, Inc., our transfer agent for the registered stockholders (the “Transfer Agent”), will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the effective time of the reverse stock split at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the Transfer Agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing the sale, stockholders will receive a check payment from the Transfer Agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. We will pay all commissions, transfer taxes and out-of-pocket costs incurred in connection with the sale of the aggregated fractional shares of our Common Stock, including the expenses and compensation of the Transfer Agent.

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

After the reverse stock split, a stockholder will have no further interest in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon effectiveness of the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the Transfer Agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the Transfer Agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the Transfer Agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Payment for Fractional Shares.”

Effect on Certificated Shares

Stockholders holding shares of our Common Stock in certificate form will be sent a transmittal letter by the Transfer Agent after the effective time of the reverse stock split. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our Common Stock (“Old Certificates”) to the Transfer Agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Transfer Agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Payment for Fractional Shares.”

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Consequences

The par value per share of our Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of our Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to our proposed amendments to our certificate of incorporation to effect the reverse split, and we will not independently provide our stockholders with any such rights.

Potential Anti-Takeover Effect; Possible Dilution

The increase in the number of unissued authorized shares available to be issued could, under certain circumstances, have an anti-takeover effect. For example, shares could be issued that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. The reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders.

The holders of our common stock do not have preemptive rights to subscribe for additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any additional shares from time to time issued by the Company. Accordingly, if our Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current stockholders.

Board Discretion to Implement the Reverse Stock Split

If the proposed reverse stock split is approved at the Annual Meeting, our Board of Directors may, in its sole discretion, at any time prior to the 2012 Annual Meeting of Stockholders, authorize the filing of the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware. Notwithstanding the approval of the form of the amendment to the certificate of incorporation at the Annual Meeting, our Board of Directors may, in its sole discretion, determine not to implement the reverse stock split.

Required Vote

The affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our Common Stock entitled to vote at the Annual Meeting is required to approve the reverse stock split and reduction in authorized shares of Common Stock. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” approval of the proposal enabling Delta to amend the certificate of incorporation to effect a reverse stock split at a ratio of one-for-ten any time prior to the 2012 Annual Meeting of Stockholders, and to reduce the number of authorized shares from 600 million to 200 million.

PROPOSAL 3 — APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has selected the firm of KPMG LLP, Suite 2700, 707 17th Street, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the fiscal year ending December 31, 2011. This firm has audited our financial statements for more than eight years and is considered to be well qualified. The selection of such firm as our independent registered public accounting firm is being submitted for ratification at the Annual Meeting.

Action by stockholders is not required for the appointment of the independent registered public accounting firm, but the ratification of its appointment is being submitted by the Audit Committee in order to give our stockholders an opportunity to vote on the designation of auditors. In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our Audit Committee when it considers selecting other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the fiscal year, KPMG’s appointment for the 2011 fiscal year will be permitted to stand unless the Audit Committee finds other reasons for making a change.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees billed by KPMG LLP for the 2010 and 2009 fiscal years:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2010	2009

Audit fees	$684,000	$723,000
Audit-related fees	5,000	167,000
Tax fees	196,652	116,000
All other fees	—	—

Total	$884,652	$1,006,000

Audit Fees.  Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002 and reviews of our quarterly financial statements.

Audit Related Fees.  Fees billed for audit related services related to professional services rendered by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of Delta’s financial statements but are not included in audit fees above.

Tax Fees.  Fees for tax services consisted of tax preparation for Delta and its subsidiaries.

Audit Committee Pre-Approval Policy

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During fiscal year 2010, our Audit Committee approved 100% of the non-audit services provided to Delta by its independent registered public accounting firm.

Required Vote

Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2011 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is currently comprised of Kevin R. Collins (Chairman), Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith and Daniel J. Taylor. The Audit Committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audits of the annual financial statements and the effectiveness of the Company’s internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments” and Statement of Auditing Standards No. 90, “Audit Committee Communications.” The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2010, and the Board of Directors accepted the Audit Committee’s recommendations.

Members of the Audit Committee:

Kevin R. Collins (Chairman)
Jerrie F. Eckelberger
Russell S. Lewis
Jordan R. Smith
Daniel J. Taylor

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
(THE SAY ON PAY VOTE)

Pursuant to the requirements of the Dodd-Frank Act, Delta seeks a non-binding advisory vote from holders of our Common Stock to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. This proposal is also referred to as “the say on pay vote.”

As more fully described in the Compensation Discussion and Analysis section, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related both to Delta and individual performance.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 12, which discusses how our executive compensation policies implement our compensation philosophy, and the “Executive Compensation” section of this Proxy Statement beginning on page 18, which contains tabular information and narrative discussion about the compensation of our named executive officers, for additional details about our executive compensation programs. The Compensation Committee and the Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the narrative discussion under “Executive compensation” contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the advisory vote on executive compensation.

PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING
THE SAY ON PAY VOTE

In addition to the advisory vote on executive compensation set forth in Proposal No. 4 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.

The Board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and Delta at this time. Holding an annual advisory vote best enables the Board and the Compensation Committee to thoughtfully evaluate and respond to stockholder input and effectively implement any changes to Delta’s executive compensation program that they may deem necessary or appropriate.

While the Board recommends that stockholders vote to hold the say on pay vote every year, the voting options are to hold the say on pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions and will consider the outcome of the vote when determining the frequency of the say on pay vote. While the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation.

Required Vote

For Proposal 5, the option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors when determining the frequency of future advisory votes on executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for holding the say on pay vote EVERY YEAR.

STOCKHOLDER PROPOSALS

Any stockholder proposals to be included in the Board of Directors’ solicitation of proxies for the Annual Meeting of Stockholders to be held in May 2012 must be received by Stanley F. Freedman, Executive Vice President and Secretary, at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, no later than January 27, 2012 in order to be included in the proxy statement and proxy relating to that meeting. Such proposals must comply with all of the requirements of SEC Rule 14a-8.

In accordance with the Company’s Bylaws, in order for a stockholder to present any matter before the Annual Meeting to be held in May 2012 that is not to be included in the proxy statement and proxy, a stockholder’s notice of such matter must be delivered to the Secretary at the Company’s principal offices (see preceding paragraph) not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made.

GENERAL AND OTHER MATTERS

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be represented at the Annual Meeting; however, if any other matters are properly brought before the Meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April or May of each year, by notifying our Secretary, Stanley F. Freedman, in writing at: 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 293-9133, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

AVAILABLE INFORMATION

Upon request of any stockholder, our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, will be sent to the stockholder without charge. All requests should be addressed to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133.

You are urged to submit your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors

Carl E. Lakey
President and Chief Executive Officer

May   , 2011

APPENDIX A

AMENDMENT TO CERTIFICATE OF INCORPORATION

Article Four, Section 4.1 is hereby deleted in its entirety and replaced with the following:

4.1 Common Stock.

(a) The total number of shares of Common Stock, par value $0.01 per share, that the Company is authorized to issue is two hundred million (200,000,000).

Effective as of 5:00 pm, Eastern time, on the date this Certificate is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation’s Common Stock, $0.01 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 par value per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive a cash payment representing that holder’s proportionate interest in the net proceeds from the sale by the Corporation’s transfer agent of the aggregate of fractional shares of Common Stock that would otherwise have been issued. Whether or not the stock combination provided above would result in fractional shares for a holder of record shall be determined on the basis of the total number of shares of Common held by such holder of record at the time the stock split occurs.

DELTA PETROLEUM CORPORATION
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Carl E. Lakey and Stanley F. Freedman, or each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Delta Petroleum Corporation, to be held at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202 on Tuesday, July 12, 2011, at 10:00 a.m. MDT, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

(Check One)
	For	Withhold Vote
Proposal 1: To approve the eight nominees to the Board of Directors:
Carl E. Lakey	☐	☐
Kevin R. Collins	☐	☐
Jerrie F. Eckelberger	☐	☐
Jean-Michel Fonck	☐	☐
Anthony Mandekic	☐	☐
James J. Murren	☐	☐
Jordan R. Smith	☐	☐
Daniel J. Taylor	☐	☐

(Check One)
For	Against	Abstain
Proposal 2: To approve a proposal to effect a reverse split of our Common Stock at a ratio of 1-for-10 and a reduction in the number of authorized shares of Common Stock available for issuance from 600,000,000 to 200,000,000.
☐	☐	☐

(Check One)
	For	Against	Abstain
Proposal 3: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

(Check One)
	For	Against	Abstain
Proposal 4: To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

(Check One)
	One	Two	Three
	Year	Years	Years	Abstain
Proposal 5: To approve, on an advisory basis, the frequency of the advisory stockholder vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

     In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof. Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2, 3, AND 4 AND FOR “ONE YEAR” IN PROPOSAL 5. All prior proxies are revoked. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature	Signature (if jointly held)

Print Name	Print Name

Dated	Dated
(Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.